Exhibit 99.1

Investment Corporation

Aames Investment Corporation Reports Second Quarter Results

Core EPS of $0.27, GAAP EPS of $0.11

Retail Production up 22.3% From Year Ago

Net Cost to Originate Ratio of 2.08%

Los Angeles, California, August 9, 2006 – Aames Investment Corporation (NYSE: AIC), a nationwide subprime mortgage lender, today reported core net income of $16.7 million, or $0.27 per diluted share and GAAP net income of $7.2 million, or $0.11 per diluted share for the second quarter of 2006. During the quarter, the Company recorded a mark-to-market derivative loss under FASB 133 of $9.5 million equal to a pretax loss per common share of $0.15.

Second Quarter 2006 Operational Highlights

•                  Net cost to originate was 2.08%, compared with 2.33% in the second quarter of 2005;

•                  Weighted average interest rate on loan production was 8.72%, compared with 8.39% for the first quarter of 2006;

•                  Taxable portfolio net interest margin was 1.17%;

•                  Retail Channel production increased by 22.3% from the second quarter of 2005 and 2.4% from the first quarter of 2006 and

•                  Total loan production was $1.2 billion, 25.2% below year-ago volume, reflecting current market conditions and the absorption of Aames wholesale lending operations by Accredited Home Lenders during the quarter.

Mr. A. Jay Meyerson, Chairman and CEO of Aames, said, “We are pleased with our strong second quarter results which clearly demonstrate the strength of our core retail franchise. Our retail production increased 22.3% over last year and accounted for 63.9% of total production during the quarter. Our results were also positively impacted by increased loan coupons that generated higher net gain on sale of loans, as well as lower than expected origination and credit costs.”

On May 25, Aames announced a definitive agreement to be acquired by Accredited Home Lenders Co. (NASDAQ: LEND).  The deal is expected to close in October 2006.  The Company also completed the sale of its wholesale operation to Accredited in July.  The Company and Accredited also announced that their joint proxy statement was mailed to Aames shareholders on August 4th and that Aames has set a shareholder meeting date of September 14th, 2006 to vote on the approval of the merger with Accredited.

Financial Disclosure

The Company has included measurements of core financial metrics, including core net interest income, core net income and loss and core diluted earnings and loss per share, which are non-GAAP financial metrics.  Core earnings excludes the mark-to-market derivative gain or loss under FASB 133, as well as non-core charges or credits to income. The Company does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the unrealized mark-to-market gains or losses on the derivative financial instruments are recorded as income or losses, even though the cash flows will not be received until sometime in the future.  By excluding the impact of the mark-to-market gain or loss from the net income or net loss, management believes that core net interest income and core net income or loss can provide a useful measurement of the Company’s operating performance.

Throughout this press release, the Company will provide comparisons between the second quarter of 2006 and the first quarter of 2006 and the second quarter of 2005. Due to certain changes mentioned in our March 17, 2006 earnings announcement, including expansion of corporate cost reductions, a corporate reorganization making Aames Financial, our current TRS, our parent company and a C Corp for tax purposes, management believes that some comparisons to prior periods do not provide the best measurement of the Company’s financial performance.

Core Revenue and Expense

The following table details the components of total and core revenue and expense and core net income or loss for the quarters ended June 30, 2006 and 2005 and March 31, 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential

Net interest income after provision for loan losses (1)	$25,509	$16,632	$26,497	53.4%	-3.7%
Noninterest income	25,075	6,030	8,418	315.8%	197.9%
Total revenue	50,584	22,662	34,915	123.2%	44.9%
Mark-to-market loss on derivative financial instruments	9,499	11,495	5,187	-17.4%	83.1%
Total core revenue	60,083	34,157	40,102	75.9%	49.8%

Noninterest expense	43,370	44,572	48,415	-2.7%	-10.4%
Non core noninterest expense	—	(3,700)	(2,323)	nm	nm
Total core expenses	43,370	40,872	46,092	6.1%	-5.9%

Core pretax income (loss)	16,713	(6,715)	(5,990)	348.9%	379.0%
Income tax provision	40	665	17	-94.0%	135.3%
Core net income (loss)	16,673	(7,380)	$(6,007)	325.9%	377.6%

Core EPS	$0.27	$(0.12)	$(0.10)	325.0%	370.0%

(1) NII for all  periods includes the FASB 133 mark-to-market gain or loss on derivative financial instruments.

Total core revenue for the June 2006 quarter equaled $ 60.1 million, a 49.8% sequential increase from the March 2006 quarter; this increase resulted from a significantly higher net gain on sale of loans, offset by a slight decrease in net interest income.

Total core expense for the second quarter of 2006 decreased by 5.9% sequentially due to planned cost reductions, primarily in the wholesale loan origination channel.

Net Interest Income

The following table details the components of net interest income before the provision for loan losses for the quarters ended June 30, 2006 and 2005 and March 31, 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential
Interest earned on:
Loans held for investment	$63,701	$59,261	$71,178	7.5%	-10.5%
Loans held for sale	19,585	6,754	19,926	190.0%	-1.7%
Overnight investments	1,301	520	1,040	150.2%	25.1%
Income from derivative financial instruments	15,883	4,629	13,634	243.1%	16.5%
Amortization of net deferred loan origination costs	(1,180)	(1,143)	(1,318)	3.2%	-10.5%
Prepayment penalty fees	6,767	4,856	7,515	39.4%	-10.0%
Other	55	66	70	-16.7%	-21.4%
Total interest income	106,112	74,943	112,045	41.6%	-5.3%

Interest expense	63,826	32,326	63,093	97.4%	24.1%
Mark-to-market loss on derivative financial instruments	9,499	11,495	5,187	-17.4%	83.1%
Amortization of financing costs	4,823	2,471	4,547	95.2%	6.1%
Other	119	154	120	-22.7%	-0.8%
Total interest expense	78,267	46,446	72,947	68.5%	7.3%

Net interest income (1)	27,845	28,497	39,098	-2.3%	-28.8%
Add mark-to-market loss on derivative financial instruments	9,499	11,495	5,187	-17.4%	83.1%
Core net interest income (1)	$37,344	$39,992	$44,285	-6.6%	-15.7%

(1) Before the provision for losses on loans held for investment.

Core net interest income during the June 2006 quarter, which excludes the impact of the mark-to-market loss on derivative instruments, was $37.3 million, compared with $44.3 million during the March 2006 quarter.  The decline was due primarily to a lower balance of loans held for investment, higher financing costs and the negative impact of a higher balance of non-accrual loans.

The provision for loan losses for the second quarter totaled $2.3 million, compared to $11.9 million in the prior year period. The decrease reflects both lower balance of loans held for investment as well as lower than anticipated losses in the held for investment portfolio.

During the second quarter of 2006, the average balance of loans held for investment decreased 3.7% from the March 31, 2006 balance, from $4.1 billion to $3.95 billion.

The table below provides the details of the components of net interest margin on the held for investment portfolio for the June 2006 and March 2006 quarters.

	Quarter Ended
	6/30/2006	3/31/2006

Gross yield on LHFI	7.00%	7.22%
Prepayment penalty fees	0.74%	0.76%
Amortization of premiums	-0.50%	-0.53%
Amortization of deferred loan fees and costs, net	-0.13%	-0.13%
Net yield on LHFI	7.11%	7.32%

Net cost of funding for LHFI	5.11%	4.88%

Net interest margin before servicing	2.00%	2.44%

Servicing costs	-0.50%	-0.45%

Net interest margin	1.50%	1.99%

Net charge-offs	-0.33%	-0.27%

REIT taxable income margin	1.17%	1.72%

LHFI = Loans held for investment

Noninterest Income

The following table details the components of noninterest income for the quarters ended June 30, 2006 and 2005 and March 31, 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential
Noninterest income:
Gain on sale of loans	$22,538	$4,666	$5,995	383.0%	275.9%
Loan servicing revenue	2,537	1,364	2,423	86.0%	4.7%
Total noninterest income	$25,075	$6,030	$8,418	315.8%	197.9%

Total noninterest income for the June 2006 quarter increased by $16.7 million compared to the first quarter of 2006 due primarily to a higher volume of loans sold and higher net gain on sale of loans.

The following table details the components of the gain on sale of loans for the quarters ended June 30, 2006 and 2005 and March 31, 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential
xGain on sale of loans:
Gain on whole loan sales	$24,637	$7,060	$9,861	249.0%	149.8%
Loan originations fees, net	13,094	2,617	7,525	400.3%	74.0%
Provision for secondary market reserves	(15,095)	(4,016)	(11,255)	275.9%	34.1%
Miscellaneous costs	(98)	(995)	(136)	-90.2%	-27.9%
Total gain on sale of loans	$22,538	$4,666	$5,995	383.0%	275.9%

Whole loan market sales	$1,488,719	$410,714	$1,494,848
Gross gain on sale rate	1.65%	1.72%	0.66%
Net gain on sale rate	1.51%	1.14%	0.40%

The gross gain on sale of loans for the second quarter of 2006 equaled 1.65% of loans sold, as compared to 0.66% for the first quarter of 2006. The increase resulted from higher sale premiums generated by higher coupons on the loans originated during the quarter, as well as higher value first lien loans accounting for a higher percentage of total loan sales.

The net gain on sale ratio for the first quarter increased to 1.51%, compared with 0.40% for the first quarter of 2006. The higher net gain ratio resulted from higher points and fees earned on retail loans, which accounted for a substantially higher percentage of loans sold during the June 2006 quarter compared to the previous quarter.

Servicing revenue for the June 2006 quarter equaled $2.5 million, compared with $2.4 million in the March 2006 quarter.

Noninterest Expense

The following table details the components of noninterest expense for the quarters ended June 30, 2006 and 2005 and March 31, 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential

Noninterest expense:
Personnel	$21,570	$20,980	$24,891	2.8%	-13.3%
Production	9,079	8,577	9,377	5.9%	-3.2%
General and administrative	12,721	15,015	14,147	-15.3%	-10.1%
Total noninterest expense	43,370	44,572	48,415	-2.7%	-10.4%

Non-core income (expense)	—	(3,700)	(2,323)	nm	nm
Core noninterest expense	$43,370	$40,872	$46,092	6.1%	-5.9%

Total core noninterest expense for the second quarter of 2006 decreased by approximately $2.7 million, or 5.9%, compared with the March 2006 quarter, reflecting lower operating expenses due to the previously mentioned expense reduction initiatives.

Net Cost to Originate

The net cost to originate loans is a non GAAP measurement of the Company’s efficiency trends within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The data represents reported operating expenses, plus the origination costs deferred under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases), less (i) the cost of servicing the Company’s loans held for investment portfolio, (ii) certain corporate overhead costs and (iii) the fees received on originations less points paid on wholesale originations. The Company believes that the non GAAP measurement of the net cost to originate is indicative of its ability to generate profits from the sale of its loans into the secondary markets and an indication of its overall efficiency.

The table below details the components of the net cost to originate loans for the quarters ended June 30, 2006 and 2005 and March 31, 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential

Total noninterest expense	$43,370	$44,572	$48,415	-2.7%	-10.4%
Non-core expense	—	(3,700)	(2,323)	nm	nm
Deferred loan origination costs	18,600	19,434	21,148	-4.3%	-12.0%
Loan servicing and other costs	(2,937)	(2,274)	(3,025)	29.2%	-2.9%
Total expenses	59,033	58,032	64,215	1.7%	-8.1%

Loan origination fees received	(34,221)	(20,901)	(29,696)	63.7%	15.2%
Net cost to originate	$24,812	$37,131	$34,519	-33.2%	-28.1%

Total loan originations	$1,195,270	$1,597,014	$1,565,524	-25.2%	-23.7%

Cost Ratios:
Total noninterest expense	3.63%	2.56%	2.94%	41.8%	23.2%
Deferred loan origination costs	1.56%	1.22%	1.35%	27.9%	15.2%
Loan servicing and other costs	-0.25%	-0.14%	-0.19%	72.6%	27.2%
Total expenses	4.94%	3.63%	4.10%	35.9%	20.4%
Loan origination fees received	-2.86%	-1.31%	-1.90%	118.8%	50.9%

Net cost to originate	2.08%	2.33%	2.20%	-10.7%	-5.9%

The net cost to originate for the June 2006 quarter equaled 2.08% of total loan production, a decrease of 12 basis points from 2.20% in the March 2006 quarter.   Both the above mentioned reduction in core operating expenses as well as higher net points and fee earned on a higher volume of retail loans accounted for the decrease in the net cost to originate.

Loan Portfolio

Total loans held for investment as of June 30, 2006 equaled $3.4 billion, compared with $3.7 billion as of March 31, 2006.  The Company also held $607.0 million of loans for sale as of June 30, 2006.

At the end of the second quarter of 2006, the Company’s leverage ratio, defined as total loans held for investment divided by total consolidated shareholders’ equity, equaled 12.9 times.

Loan Production

The following table details the Company’s loan production for the quarters ended June 2006 and 2005 and March 2006.

	Quarter Ended			Percentage Change
(dollars in thousands)	6/30/2006	6/30/2005	3/31/2006	Y-Y	Sequential

Retail	$763,979	$624,816	$746,131	22.3%	2.4%
Wholesale	431,291	972,198	819,393	-55.6%	-47.4%
Total loan production	$1,195,270	$1,597,014	$1,565,524	-25.2%	-23.7%

Loan production for the June 2006 quarter totaled $1.2 billion, $370.3 million, or 23.7%, lower than the first quarter of 2006. Compared with the prior year quarter, June 2006 production decreased by $401.7 million, or 25.2%.

Retail loan production increased by 2.4% sequentially and increased by 22.3% year over year. Retail production accounted for 63.9% of total production during the June 2006 quarter, compared with 47.7% for March 2006.   Wholesale production accounted for 36.1% of total production for the second quarter of 2006, compared with 52.3% for the first quarter of 2006.

Credit Quality

The allowance for loan losses for the loans held for investment portfolio as of June 30, 2006 equaled $52.2 million, or 1.5%, of gross loans held for investment portfolio.  The Company provided $2.3 million for loan losses during the second quarter of 2006, consistent with the Company’s current loan loss allocation model.  Net charge-offs for the first half of 2006 have been substantially below the Company’s previous estimate and the Company believes that the current level of allowance and provisioning is sufficient to cover anticipated losses on the current held for investment portfolio.

Total delinquencies in the loans held for investment portfolio equaled 9.9% at the end of the second quarter of 2006, compared with 7.0% at the end of 2005. Net charge-offs for loans held for investments in the June 2006 quarter equaled $3.5 million, or an annualized 0.35% of the average held for investment portfolio.

About Aames Investment Corporation

Aames is a fifty-year old national mortgage banking company that originates subprime residential mortgage loans in 47 states through its retail channel under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the Company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; (x) the occurrence of natural disasters; (xi) extensive government regulation; and (xii) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the Company, see the Form 10-K for the year ended December 31, 2005 and other filings with the SEC made by the Company. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact the Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com

Financial tables and supplementary information follows.

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets

Cash and cash equivalents:
Unrestricted	$50,017	$36,078
Restricted	67,384	87,094
Loans held for sale, at lower of cost or market	607,037	951,177
Loans held for investment, net	3,398,074	4,085,536
Advances and other receivables	38,377	39,591
Prepaid expenses and other assets	87,372	70,012
Derivative financial instruments, at estimated fair value	42,927	58,147
Total assets	$4,291,188	$5,327,635

Liabilities and Stockholders’ Equity

Financings on loans held for investment	$3,398,459	$3,623,188
Revolving warehouse and repurchase facilities	578,908	1,341,683
Other borrowings	—	16,487
Other liabilities	50,017	76,773
Total liabilities	4,027,384	5,058,131
Stockholders’ equity	263,804	269,504
Total liabilities and stockholders’ equity	$4,291,188	$5,327,635

Shares outstanding	61,965	61,828

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Interest income	$106,112	$74,943	$218,157	$128,595
Interest expense	78,267	46,446	151,214	58,362
Net interest income	27,845	28,497	66,943	70,233
Provision for losses on loans held for investment	2,336	11,865	14,937	18,365
Net interest income after provision for loan losses	25,509	16,632	52,006	51,868

Noninterest income:
Gain on sale of loans	22,538	4,666	28,533	10,349
Loan servicing	2,537	1,364	4,960	2,404
Total noninterest income	25,075	6,030	33,493	12,753

Net interest income after provision for loan losses and noninterest income	50,584	22,662	85,499	64,621

Noninterest expense:
Personnel	21,570	20,980	46,461	43,327
Production	9,079	8,577	18,456	17,377
General and administrative	12,721	15,015	26,868	25,828
Total noninterest expense	43,370	44,572	91,785	86,532

Income (loss) before income taxes	7,214	(21,910)	(6,286)	(21,911)
Income tax provision	40	665	57	1,430
Net income (loss)	$7,174	$(22,575)	$(6,343)	$(23,341)

Net loss per common share:
Basic	$0.11	$(0.37)	$(0.10)	$(0.38)
Diluted	$0.11	$(0.37)	$(0.10)	$(0.38)

Weighted average number of common shares outstanding:
Basic	62,560	61,535	62,547	61,478
Diluted	62,560	61,535	62,547	61,478

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Other Financial Data

(Unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2006	2005

Condensed Consolidated Statement of Cash Flows Information

Net cash provided by (used in):
Operating activities	$354,245	$119,705
Investing activities	670,359	(2,169,162)
Financing activities	(1,030,375)	2,134,829

Net increase (decrease) in cash and cash equivalents	(5,771)	85,372
Cash and cash equivalents, beginning of period	123,172	37,780
Cash and cash equivalents, end of period	$117,401	$123,152

	June 30,	December 31,
	2006	2005

Revolving Warehouse and Repurchase Facilities

Committed facilities	$2,500,000	$2,700,000
Uncommitted facilities	100,000	100,000
Total warehouse and repurchase facilities	$2,600,000	$2,800,000

Amount utilized on committed	$578,908	$1,341,683

Borrowing capacity on committed	$1,921,092	$1,358,317

Liquidity

Unrestricted cash	$50,017	$36,078
Plus: Unencumbered loans held for sale	72,231	87,597
Less: Margin and ineligible mortgage collateral	(65,144)	(80,962)
Plus: Short-term collateralized financing facility	1,324	9,154
Plus: Revolving line of credit facility	25,000	—
	$83,428	$51,867

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Production Information

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Loan Production	2006	2005	2006	2006	2005

Retail

Total dollar amount (in thousands)	$763,979	$624,816	$746,131	$1,510,110	$1,141,374
Number of loans	5,026	4,315	4,814	9,840	8,033
Average loan amount	$152,005	$144,801	$154,992	$153,466	$142,086
Average initial LTV	74.78%	76.33%	74.44%	74.61%	76.12%
Weighted average interest rate	8.69%	7.37%	8.13%	8.41%	7.44%

Wholesale

Total dollar amount (in thousands)	$431,291	$972,198	$819,393	$1,250,684	$1,817,256
Number of loans	3,141	6,830	5,702	8,843	12,858
Average loan amount	$137,310	$142,342	$143,703	$141,432	$141,333
Average initial LTV	80.98%	80.38%	82.06%	81.69%	80.79%
Weighted average interest rate	8.77%	7.66%	8.63%	8.68%	7.63%

Total

Total dollar amount (in thousands)	$1,195,270	$1,597,014	$1,565,524	$2,760,794	$2,958,630
Number of loans	8,167	11,145	10,516	18,683	20,891
Average loan amount	$146,354	$143,294	$148,871	$147,770	$141,622
Average initial LTV	77.02%	78.79%	78.43%	77.82%	78.98%
Weighted average interest rate	8.72%	7.55%	8.39%	8.53%	7.56%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Production Information

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Loan Production	2006	2005	2006	2006	2005

By Loan Purpose

Cash-out refinance	$790,093	$900,379	$950,589	$1,740,682	$1,699,747
Purchase money	344,458	645,301	559,527	903,985	1,164,929
Rate/term refinance	60,719	51,334	55,408	116,127	93,954
	$1,195,270	$1,597,014	$1,565,524	$2,760,794	$2,958,630

By Property Type

Single-family	$1,064,357	$1,399,906	$1,359,045	$2,423,402	$2,594,833
Multi-family	64,715	114,499	106,542	171,257	208,898
Condominiums	66,198	82,609	99,937	166,135	154,899
	$1,195,270	$1,597,014	$1,565,524	$2,760,794	$2,958,630

By State/Region Produced

California	$215,895	$439,308	$322,733	$538,628	$812,230
Florida	313,855	372,851	424,039	737,894	669,702
New York	109,071	94,357	121,819	230,890	187,915
Texas	120,378	136,411	130,170	250,548	247,803
Other Western states	113,108	128,581	133,245	246,353	267,872
Other Midwestern states	65,684	101,325	84,691	150,375	196,551
Other Northeastern states	164,407	177,435	199,534	363,941	323,288
Other Southeastern states	92,872	146,746	149,293	242,165	253,269
	$1,195,270	$1,597,014	$1,565,524	$2,760,794	$2,958,630

By Loan Product

Hybrid:
Traditional	$459,747	$976,427	$688,062	$1,147,809	$1,923,946
Interest Only	11,947	190,110	30,131	42,078	338,918
40/30	489,974	38,190	540,549	1,030,523	38,190
	961,668	1,204,727	1,258,742	2,220,410	2,301,054
Fixed Rate:
Traditional	216,924	392,287	279,316	496,240	657,576
40/30	16,678	—	27,466	44,144	—
	233,602	392,287	306,782	540,384	657,576

	$1,195,270	$1,597,014	$1,565,524	$2,760,794	$2,958,630

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Loan Servicing Information
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2006	2005

Servicing Portfolio

Mortgage loans serviced:
Loans held for investment	$3,425,581	$4,077,448
Loans serviced on an interim basis	1,433,887	1,926,876
Loan subserviced for others on a long-term basis	79,094	92,213
Total serviced in-house	4,938,562	6,096,537

Loans held for investment subserviced by others	48,151	50,202
Total servicing portfolio	$4,986,713	$6,146,739

Percentage serviced in-house	99.0%	99.2%

Loan Delinquencies

Percentage of dollar amount of delinquent loans serviced (period end):
One month	2.8%	1.9%
Two months	0.8%	0.9%
Three or more months:
Not foreclosed	4.0%	2.5%
Foreclosed	0.6%	0.1%
	8.2%	5.4%

Percentage of dollar amount of delinquent loans in:
Loans held for investment	9.9%	7.0%
Loans serviced on an interim basis	4.5%	2.0%
Loans subserviced for others on a long-term basis	8.7%	8.9%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES
Loan Servicing Information
(Unaudited)
(Dollars in thousands)

	Six Months Ended
	June 30,
	2006	2005

Loan Foreclosures

Percentage of dollar amount of loans foreclosed during the period to servicing portfolio (period end)
Number of loans foreclosed during the period	214	83
Principal amount of loans foreclosed during the period	$30,064	$6,284
Number of loans liquidated during the period	156	151

Net losses on liquidations during the period from:
Loans held for investment	$3,028	$42
Loans serviced on an interim basis	2,737	2,646
Loans subserviced for others on a long-term basis	—	19
Loans in off-balance sheet securitization trusts serviced in-house	—	2,850
	$5,765	$5,557

Percentage of annualized losses to
servicing portfolio	0.2%	0.2%
Servicing portfolio at period end	$4,987,000	$4,482,000